Exhibit 99.1

ACADIA Pharmaceuticals Announces Pricing of Public Stock Offering

SAN DIEGO, April 27 — ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD) announced today the pricing of its public offering of 4,947,229 shares of its common stock. The public offering price of $12.00 per share resulted in gross proceeds of $59.4 million and net proceeds, after underwriting commissions and other offering expenses, of $55.6 million to ACADIA. ACADIA also granted the underwriters a 30-day option to purchase up to 742,084 additional shares of its common stock, which could raise the net proceeds to ACADIA to $64.0 million, if exercised in full. All of the shares are being sold by ACADIA.

The book-running managers for the offering are Banc of America Securities LLC and Lehman Brothers Inc. and the co-managers are Piper Jaffray & Co., JMP Securities LLC and Canaccord Adams Inc.

A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering and sale of these securities may be made only by means of the final prospectus supplement and related prospectus relating to the offering, copies of which may be obtained, when available, by contacting Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 and Lehman Brothers Inc. by email to monica_castillo@adp.com or by fax to (631) 254-7268 or by mail to Lehman Brothers, c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717.

ACADIA Pharmaceuticals is a biopharmaceutical company with its corporate headquarters located in San Diego, California and research and development operations in both San Diego and Malmö, Sweden.

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Chief Financial Officer

(858) 558-2871

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